Exhibit 99.1

News Release

Contact:	Investors and Analysts: Karin Demler, CCA at (615) 263-3005 Financial Media: David Gutierrez, Dresner Corporate Services at (312) 780-7204
Corrections Corporation of America Announces
Third Quarter 2009 Financial Results
Third Quarter EPS of $0.39, or $0.33 Excluding Special items
NASHVILLE, Tenn. — November 4, 2009 — Corrections Corporation of America (NYSE: CXW) (the “Company” or “CCA”), the nation’s largest provider of corrections management services to government agencies, announced today its financial results for the third quarter and nine-month period ended September 30, 2009.
Financial Review — Third Quarter 2009 Compared with Third Quarter 2008
•	Total revenue increased 5.5% to $426.0 million with increases in average daily inmate populations of 4.5%

•	Earnings per diluted share (EPS) of $0.39

•	EPS excluding unusual tax benefits (Adjusted Diluted EPS) of $0.33
For the third quarter of 2009, CCA generated net income of $45.3 million, or $0.39 per diluted share, compared with net income of $37.9 million, or $0.30 per diluted share, for the third quarter of 2008. Results for the third quarter of 2009 include unusual income tax benefits aggregating $7.0 million, as further described hereafter. Excluding these income tax benefits, net income was $38.3 million, or $0.33 per diluted share.
Total revenue for the third quarter of 2009 increased 5.5% to $426.0 million from $403.8 million generated during the prior year period, primarily driven by a 4.5% increase in average daily inmate populations combined with a 1.3% increase in revenue per compensated man-day. Management revenue from state customers increased 6.6% to $224.9 million during the third quarter of 2009 from $211.0 million for the same period in 2008. The growth in state revenue from the third quarter of 2008 was primarily attributable to increases in inmate populations from California and Arizona that were partially offset by a reduction in inmate populations primarily from the states of Minnesota and Washington. Management revenue from federal customers increased 4.9% to $166.4 million generated during the third quarter of 2009, compared with $158.7 million generated during the third quarter of 2008. The increase in federal revenue was primarily driven by the commencement of our new management contract with the Federal Bureau of Prisons (“BOP”) at our newly constructed Adams County Correctional Center during the third quarter of 2009.
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10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

CCA Third Quarter 2009 Financial Results

Operating income during the third quarter of 2009 increased 6.6% to $79.3 million compared with $74.4 million for the prior year period. Operating income for the third quarter of 2009 was net of an increase in depreciation and amortization of $2.3 million for placing into service numerous expansion and development projects, as well as an increase in general and administrative expenses of $0.8 million. General and administrative expenses for the third quarter of 2009 include a $1.5 million accrual for the contractual severance benefit for our former chief executive officer who announced his decision to step down in August 2009, and $0.5 million of additional consulting fees associated with a company-wide initiative to improve operating efficiency. EBITDA for the third quarter of 2009 increased 7.0% to $104.8 million from $98.0 million during the same period in the prior year. Adjusted free cash flow increased 9.9% for the third quarter of 2009 to $68.1 million compared with $62.0 million during the prior year period. The increase in adjusted free cash flow was primarily attributable to the $4.9 million increase in operating income and a reduction in the amount of cash taxes paid resulting from the implementation of tax planning strategies, partially offset by an increase in maintenance and technology capital expenditures.
Net income for the third quarter of 2009 includes income tax benefits totaling $7.0 million for the reversal of a liability for uncertain tax positions that were effectively settled upon the completion of an audit by the Internal Revenue Service during the third quarter of 2009, along with the successful pursuit of additional income tax credits.
Our total average daily compensated population increased 4.5% to 79,081 in the third quarter of 2009 from 75,691 in the third quarter of 2008. However, since the end of the second quarter of 2008, we placed approximately 8,000 new beds into service. As a result of the additional capacity, total portfolio occupancy decreased to 91.3% during the third quarter of 2009 from 95.4% during the third quarter of 2008. The average number of available beds increased 9.2% to 86,632 during the third quarter of 2009 from 79,337 during the prior year quarter.
As of November 1, 2009, we had more than 8,800 unoccupied beds at facilities that had availability of 100 or more beds. However, this inventory of beds available is reduced to approximately 5,900 beds after taking into consideration the beds committed pursuant to new management contracts including the beds not yet occupied at the Adams County and North Georgia facilities, and pursuant to an amended agreement with the state of California.
Commenting on the financial results, Chief Executive Officer, Damon Hininger stated, “We are pleased with our third quarter financial results. Once again, we were able to generate earnings ahead of expectations, despite a challenging environment. Inmate populations at several facilities came in ahead of expectations and we were able to control our operating expenses. Although the environment surrounding state budgets continues to be challenging, we remain optimistic about our long-term outlook.”
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CCA Third Quarter 2009 Financial Results

First Nine Months of 2009 Compared with First Nine Months of 2008
•	Total revenue increased 5.9% to $1,242.9 million from $1,173.5 million

•	EPS of $0.96 for the nine month period

•	EPS excluding special items (Adjusted Diluted EPS) increased 5.7% to $0.92 from $0.87

•	EBITDA excluding special items increased 7.0% to $304.6 million from $284.8 million
For the nine months ended September 30, 2009, the Company generated net income of $112.5 million, or $0.96 per diluted share, compared with net income of $110.4 million, or $0.87 per diluted share, for the nine months ended September 30, 2008. The Company generated net income of $107.9 million, or $0.92 per diluted share excluding the aforementioned tax benefits reflected during the third quarter of 2009 and the expenses associated with debt refinancing transactions, net of taxes, incurred during the second quarter of 2009. Also contributing to the improvement in earnings per share for the first nine months of 2009 was a share repurchase program, approved by our Board of Directors in November of 2008. Through the end of the third quarter of 2009 we purchased 10.7 million shares at a total cost of $125.0 million.
Operating income increased $11.1 million to $229.2 million during the first nine months of 2009 from $218.1 million during the same period in the prior year. The improvement in our operating income for the nine months ended September 30, 2009 resulted primarily from a 4.0% increase in our average daily inmate populations to 77,669 for the nine months ended September 30, 2009 from 74,655 during the nine months ended September 30, 2008.
Our financial results reflect an increase in depreciation and amortization expense of $8.8 million, or 13.2%, an increase in interest expense of $12.3 million, or 28.7%, and an increase in general and administrative expense of $4.8 million, or 8.0%. The increase in depreciation and amortization was attributable to placing into service approximately 10,500 beds during 2008 and 2009. Interest expense increased primarily due to the combination of higher debt balances used to fund the development and expansion projects, and lower capitalized interest on such projects during 2009 compared with 2008. General and administrative expenses during the nine-month period in 2009 increased as a result of consulting fees of $4.6 million associated with a company-wide initiative to improve operating efficiency as well as a $1.5 million accrual for the contractual severance benefit for our former chief executive officer who announced his decision to step down in August 2009.
Adjusted EPS, EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to GAAP financial measures.
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CCA Third Quarter 2009 Financial Results

Operations Highlights
For the quarters ended September 30, 2009 and 2008, key operating statistics for the continuing operations of the Company were as follows:

	Quarter Ended September 30,
Metric	2009	2008	% Change

Average Available Beds	86,632	79,337	9.2%
Average Compensated Occupancy	91.3%	95.4%	-4.3%
Total Compensated Man-Days	7,275,451	6,963,538	4.5%
Average Daily Compensated Population	79,081	75,691	4.5%

Revenue per Compensated Man-Day	$58.39	$57.66	1.3%
Operating Expense per Compensated Man-Day:
Fixed	30.71	30.51	0.7%
Variable	9.98	9.84	1.4%

Total	40.69	40.35	0.8%

Operating Margin per Compensated Man-Day	$17.70	$17.31	2.3%

Operating Margin	30.3%	30.0%	1.0%
Total operating expenses per compensated man-day increased 0.8% during the third quarter of 2009 compared with the same period in 2008. A significant component of the increase in operating costs per man-day was due to continued ramp-up expenses incurred at our Adams County facility as well as staffing expenses incurred in anticipation of receiving detainees at our North Georgia facility. Also impacting the increase in operating expenses were operational inefficiencies associated with our inventory of available beds. However, we have experienced favorable reductions in certain operating expenses resulting from pricing concessions related to market conditions and impacts from a company-wide initiative of improving operating efficiencies.
Business Development Update
On November 2, 2009, we announced that we entered into an amendment of our agreement with the State of California Department of Corrections and Rehabilitation (the “CDCR”), providing the CDCR the ability to house up to 10,468 offenders in five facilities we own, an increase from 8,132 offenders under our previous agreement. We currently house approximately 7,900 offenders from the state of California. We currently expect to begin receiving additional inmates pursuant to the amendment during the first quarter of 2010, with a gradual ramp-up estimated to be completed during the first quarter of 2011.
During the third quarter we completed renovations of the 502-bed North Georgia Detention Center and began receiving detainees from the U.S. Immigration and Customs Enforcement during October 2009. We currently house approximately 100 detainees at this facility.
In August 2009, we announced that we were notified by the Alaska Department of Corrections that we were not selected in Alaska’s competitive solicitation to house up to 1,000 inmates from
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CCA Third Quarter 2009 Financial Results

the state of Alaska. We currently house approximately 750 Alaskan inmates at our 1,596-bed Red Rock Correctional Center in Arizona and expect that Alaska will begin transferring its inmate population out of the Red Rock facility beginning in November of 2009. In addition to the Alaskan inmates, we house approximately 650 inmates from other customers at the Red Rock facility. We expect the state of California to utilize the beds that will be vacated by Alaska pursuant to the amended agreement with the CDCR.
Liquidity Update
At September 30, 2009, our liquidity was provided by cash on hand of $53.6 million and $188.5 million available under our revolving credit facility. On July 3, 2009, we redeemed the remaining $77.9 million of the 7.5% senior notes outstanding at June 30, 2009, after repurchasing $372.1 million of such notes pursuant to a tender offer in June 2009. We believe we have the ability to fund our capital expenditure requirements, working capital and debt service requirements with cash on hand, net cash provided by operations, and borrowings available under our revolving credit facility. None of our outstanding debt requires scheduled principal repayments, and we have no debt maturities until December 2012.
Guidance
We expect EPS for the fourth quarter of 2009 to be in the range of $0.33 to $0.35 and full year 2009 EPS to be in the range of $1.24 to $1.26, excluding the aforementioned special items reported through the third quarter of 2009.
Uncertainty remains around general economic conditions and the potential impacts on state budgets as state government agencies experience revenue shortfalls in their fiscal year 2010 budgets. Our earnings guidance incorporates our best estimate of the range of potential outcomes related to state budget uncertainties and other variables, including the risk of population declines from certain customers and the potential for additional pricing pressure. We believe the long-term growth opportunities of our business remain very attractive as insufficient bed development by our customers should result in a continuation of the supply and demand imbalance that has been benefiting the private corrections industry.
During 2009, we expect to invest approximately $148.3 million in capital expenditures, consisting of approximately $98.2 million in prison construction and expansions that have been previously announced, $36.3 million in maintenance capital expenditures and $13.8 million in information technology. We also expect an effective income tax rate of approximately 38% for the fourth quarter of 2009, with payments for income taxes expected to approximate $65.0 million for the full year.
Supplemental Financial Information and Investor Presentations
We have made available on our website supplemental financial information and other data for the third quarter of 2009. We do not undertake any obligation, and disclaim any duty to update any of the information disclosed in this report. Interested parties may access this information through our website at www.correctionscorp.com under “Financial Information” of the Investor section.
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CCA Third Quarter 2009 Financial Results

Management may meet with investors from time to time during the fourth quarter of 2009. Written materials used in the investor presentations will also be available on our website beginning on or about November 11, 2009. Interested parties may access this information through our website at www.correctionscorp.com under “Webcasts” of the Investor section.
Webcast and Replay Information
We will host a webcast conference call at 10:00 a.m. central time (11:00 a.m. eastern time) tomorrow, November 5, 2009, to discuss our third quarter 2009 financial results. To listen to this discussion, please access “Webcasts” on the Investor page at www.correctionscorp.com. The conference call will be archived on our website following the completion of the call. In addition, a telephonic replay will be available at 6:00 p.m. eastern time on November 5, 2009 through 11:59 p.m. eastern time on November 12, 2009, by dialing (888) 203-1112 or (719) 457-0820, pass code 4862991.
About CCA
CCA is the nation’s largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 65 facilities, including 44 company-owned facilities, with a total design capacity of approximately 87,000 beds in 19 states and the District of Columbia. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide health care (including medical, dental and psychiatric services), food services and work and recreational programs.
Forward-Looking Statements
This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) general economic and market conditions, including the impact governmental budgets can have on our per diem rates and occupancy; (ii) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (iii) our ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances; (iv) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (v) risks associated with judicial challenges regarding the transfer of California inmates to out of state private correctional
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CCA Third Quarter 2009 Financial Results

facilities; and (vi) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by us with the Securities and Exchange Commission.
CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.
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CCA Third Quarter 2009 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	Sepember 30,	December 31,
	2009	2008
ASSETS

Cash and cash equivalents	$53,626	$34,077
Accounts receivable, net of allowance of $1,746 and $2,689, respectively	278,453	261,101
Deferred tax assets	15,167	16,108
Prepaid expenses and other current assets	26,624	23,472
Current assets of discontinued operations	66	3,541

Total current assets	373,936	338,299

Property and equipment, net	2,486,080	2,478,670

Restricted cash	6,745	6,710
Investment in direct financing lease	12,506	13,414
Goodwill	13,672	13,672
Other assets	27,709	20,455
Non-current assets of discontinued operations	—	154

Total assets	$2,920,648	$2,871,374

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$213,316	$189,049
Income taxes payable	482	450
Current portion of long-term debt	—	290
Current liabilities of discontinued operations	708	2,034

Total current liabilities	214,506	191,823

Long-term debt, net of current portion	1,198,792	1,192,632
Deferred tax liabilities	81,949	68,349
Other liabilities	32,050	38,211

Total liabilities	1,527,297	1,491,015

Commitments and contingencies

Common stock - $0.01 par value; 300,000 shares authorized; 115,482 and 124,673 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	1,155	1,247
Additional paid-in capital	1,476,798	1,576,177
Retained deficit	(84,602)	(197,065)

Total stockholders’ equity	1,393,351	1,380,359

Total liabilities and stockholders’ equity	$2,920,648	$2,871,374

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CCA Third Quarter 2009 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
REVENUE:
Management and other	$425,563	$403,107	$1,241,381	$1,171,590
Rental	455	650	1,484	1,926

	426,018	403,757	1,242,865	1,173,516

EXPENSES:
Operating	299,441	285,243	873,521	828,839
General and administrative	21,704	20,866	65,015	60,222
Depreciation and amortization	25,532	23,251	75,124	66,373

	346,677	329,360	1,013,660	955,434

OPERATING INCOME	79,341	74,397	229,205	218,082

OTHER EXPENSES (INCOME):
Interest expense, net	18,339	15,087	54,935	42,671
Expenses associated with debt refinancing transactions	—	—	3,838	—
Other (income) expenses	49	(314)	(242)	(309)

	18,388	14,773	58,531	42,362

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	60,953	59,624	170,674	175,720
Income tax expense	(15,701)	(21,862)	(57,422)	(66,214)

INCOME FROM CONTINUING OPERATIONS	45,252	37,762	113,252	109,506
Income (loss) from discontinued operations, net of taxes	—	129	(789)	910

NET INCOME	$45,252	$37,891	$112,463	$110,416

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.39	$0.30	$0.98	$0.88
Income (loss) from discontinued operations, net of taxes	—	—	(0.01)	0.01

Net income	$0.39	$0.30	$0.97	$0.89

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.39	$0.30	$0.97	$0.86
Income (loss) from discontinued operations, net of taxes	—	—	(0.01)	0.01

Net income	$0.39	$0.30	$0.96	$0.87

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CCA Third Quarter 2009 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(UNAUDITED AND AMOUNTS IN THOUSANDS)
CALCULATION OF ADJUSTED DILUTED EARNINGS PER SHARE

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Net income	$45,252	$37,891	$112,463	$110,416
Special Items:
Reversal of reserve for uncertain tax positions and other additional income tax credits	(6,974)	—	(6,974)	—
Expenses associated with debt refinancing transactions	—	—	3,838	—
Income tax benefit for special items	—	—	(1,465)	—

Diluted adjusted net income	$38,278	$37,891	$107,862	$110,416

Weighted average common shares outstanding — basic	114,771	124,696	116,391	124,366
Effect of dilutive securities:
Stock options and warrants	1,154	1,596	870	1,722
Restricted stock—based compensation	244	255	191	214

Weighted average shares and assumed conversions — diluted	116,169	126,547	117,452	126,302

Adjusted Diluted Earnings Per Share	$0.33	$0.30	$0.92	$0.87

CALCULATION OF ADJUSTED FREE CASH FLOW

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Income from continuing operations before income taxes	$60,953	$59,624	$170,674	$175,720
Expenses associated with debt refinancing transactions	—	—	3,838	—
Income tax benefit for debt refinancing transactions	—	—	(1,465)	—
Income taxes paid	(8,852)	(16,702)	(49,691)	(39,474)
Depreciation and amortization	25,532	23,251	75,124	66,373
Depreciation and amortization for discontinued operations	—	313	4	779
Income (loss) from discontinued operations, net of taxes	—	129	(789)	910
Income tax expense (benefit) for discontinued operations	—	61	(481)	525
Stock-based compensation reflected in G&A expenses	2,063	2,198	6,422	6,336
Amortization of debt costs and other non-cash interest	1,088	940	2,935	2,900
Maintenance and technology capital expenditures	(12,667)	(7,861)	(30,856)	(23,053)

Adjusted Free Cash Flow	$68,117	$61,953	$175,715	$191,016

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CCA Third Quarter 2009 Financial Results

CALCULATION OF EBITDA AND ADJUSTED EBITDA

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Net income	$45,252	$37,891	$112,463	$110,416
Interest expense, net	18,339	15,087	54,935	42,671
Depreciation and amortization	25,532	23,251	75,124	66,373
Income tax expense	15,701	21,862	57,422	66,214
(Income) loss from discontinued operations, net of taxes	—	(129)	789	(910)

EBITDA	104,824	97,962	300,733	284,764
Expenses associated with debt refinancing transactions	—	—	3,838	—

ADJUSTED EBITDA	$104,824	$97,962	$304,571	$284,764

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION
Adjusted Diluted Earnings Per Share (Adjusted EPS), EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management.
Management and investors review both the Company’s overall performance (including GAAP EPS, net income, Adjusted EPS and Adjusted Free Cash Flow) and the operating performance of the Company’s correctional facilities (EBITDA and Adjusted EBITDA). EBITDA and Adjusted EBITDA are useful as supplemental measures of the performance of the Company’s correctional facilities because they do not take into account depreciation and amortization, tax provisions, or with respect to Adjusted EBITDA, the impact of the Company’s financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s correctional facilities, management believes that assessing performance of the Company’s correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted Free Cash Flow substitutes capital expenditures incurred to maintain the functionality and condition of the Company’s correctional facilities in lieu of a provision for depreciation; Adjusted Free Cash Flow also excludes certain other non-cash expenses that do not affect the Company’s ability to service debt.
The Company may make adjustments to GAAP net income, Adjusted EBITDA and Adjusted Free Cash Flow from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, such as the special items in the preceding calculation of Adjusted Diluted Earnings Per Share, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate Adjusted EPS, EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow differently than the Company does, or adjust for other items, and therefore comparability may be limited. Adjusted EPS, EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.
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